Exhibit 99.14
[Letterhead of Morgan & Stanley Co. Incorporated]
January 17, 2005
Mr. John P. Cole, Jr.
Mr. John W. Dick
Mr. Paul A. Gould
Directors
Special Committee of the
Board of Directors
UnitedGlobalCom, Inc.
Members of the Special Committee:
We understand that UnitedGlobalCom, Inc. (“UGC” or the “Company”), Liberty Media International, Inc. (“LMI”), New Cheetah, Inc., a wholly owned subsidiary of LMI (“HoldCo”), and Cheetah Acquisition Corp. (“LMI Merger Sub”) and Tiger Global Acquisition Corp. (“Tiger Merger Sub”), each of which are wholly owned subsidiaries of HoldCo, propose to enter into an Agreement and Plan of Merger, dated as of January 17, 2005 (the “Merger Agreement”), which provides, among other things, for the simultaneous mergers of LMI Merger Sub with and into LMI (the “LMI Merger”) and Tiger Merger Sub with and into UGC (the “UGC Merger”, and together with the LMI Merger, the “Mergers”). As a result of the Mergers, each of LMI and UGC will survive as a wholly owned subsidiary of HoldCo. Pursuant to the UGC Merger, each outstanding share of Class A Common Stock of UGC, par value $0.01 per share (the “UGC Class A Common Stock”), Class B Common Stock of UGC, par value $0.01 per share (the “UGC Class B Common Stock”), and Class C Common Stock of UGC, par value $0.01 per share (the “UGC Class C Common Stock” and together with the UGC Class A Common Stock and the UGC Class B Common Stock, the “Company Common Stock”), other than shares held in treasury or held by LMI or any of its wholly owned subsidiaries, will be converted into the right to receive 0.2155 shares (the “Exchange Ratio”) of Series A Common Stock of HoldCo, par value $0.01 per share (the “HoldCo Series A Common Stock”) (the “Stock Consideration”), or, at the holder’s election, $9.58 per share in cash (the “Cash Consideration”, and together with the Stock Consideration, the “Merger Consideration”), provided that the amount of cash to be received by a holder making a cash election is subject to proration, based on formulas set forth in the Merger Agreement, such that the total Cash Consideration will not exceed 20% of the Merger Consideration. In addition, we note that pursuant to the LMI Merger, holders of LMI equity will receive securities of HoldCo with comparable rights to their LMI securities. We understand that LMI presently owns approximately 9% of UGC Class A Common Stock, 100% of UGC Class B Common Stock, and approximately 99% of UGC Class C Common Stock and that an affiliate of LMI holds the remaining approximate 1% of UGC Class C Common Stock, with the result that LMI owns approximately 53% of the economic interests in UGC and approximately 91% of the voting power of UGC. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of UGC Class A Common Stock (other than LMI and its affiliates).
For purposes of the opinion set forth herein, we have:

a) reviewed certain publicly available financial statements and other information of UGC and LMI;

b) reviewed certain internal financial statements and other financial and operating data concerning UGC and LMI prepared by the managements of UGC and LMI, respectively;

c) reviewed certain financial projections prepared by the respective managements of UGC and LMI;

d) discussed the past and current operations and financial condition and prospects of UGC and LMI with senior executives of UGC and LMI, respectively;

e) considered information relating to certain strategic, financial and operational benefits anticipated from the Merger, discussed with the management of UGC;

f) discussed the strategic rationale for the UGC Merger with the senior executives of UGC;

g) reviewed the reported prices and trading activity for the UGC Class A Common Stock and the Series A common stock of LMI, $.01 par value per share (the “LMI Series A Stock”);

h) compared the financial performance of UGC and LMI, as well as the prices and trading activity of the UGC Class A Common Stock and the LMI Series A Stock with that of certain other comparable publicly-traded companies and their securities;

i) reviewed the financial terms, to the extent publicly available, of selected minority buy-back transactions;

j) participated in discussions and negotiations among representatives of UGC and LMI and their respective financial and legal advisors;

k) reviewed the proposed Merger Agreement and certain related documents; and

l) performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements, other financial and operating data, and financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the UGC Merger, we have assumed that they have been reasonably prepared on bases reflecting best available estimates and judgments of the future financial performance of the Company and LMI.
We have also relied without independent investigation on the assessment by the executives of UGC regarding the strategic rationale for the UGC Merger. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the proposed Merger Agreement, including among other things, that the LMI Merger and UGC Merger will be treated as a tax-free reorganization and exchange, respectively, each pursuant to the Internal Revenue Code of 1986, as amended, without material modification, delay or waiver. We have not made any independent valuation or appraisal of the assets or liabilities or technologies of the Company or LMI, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.
In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or its assets.
We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the UGC Merger and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for UGC and have received fees for the rendering of these services.
In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity of the securities of UGC and LMI for its own accounts or for the accounts or its customers and, accordingly, may at any time hold long or short positions in such securities.
It is understood that this letter is for the information of the Special Committee in connection with the UGC Merger and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Mergers. This opinion expresses no opinion or recommendation as to how holders of Company Common Stock should vote at the shareholders’ meeting held in connection with the UGC Merger or what form of consideration holders of Company Common Stock should elect. In addition, this opinion does not in any manner address the prices at which the HoldCo Series A Common Stock, the LMI Series A Stock or the Company Common Stock will actually trade at any time.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of UGC Class A Common Stock (other than LMI and its affiliates).

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Richard S. Brail

Richard S. Brail
Managing Director

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